FOR IMMEDIATE RELEASE

Date:	October 22, 2012
Contacts:	Ken Taylor, EVP/CFO, or Kevin McPhaill, EVP/Chief Banking Officer
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS THIRD QUARTER EARNINGS

Porterville, CA – October 22, 2012 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its financial results for the quarter and the nine-month period ended September 30, 2012. Sierra Bancorp recognized net income of $1.635 million for the quarter, a decline of $891,000, or 35%, relative to net income in the third quarter of 2011. The decline for the quarter is primarily the result of a higher provision for loan and lease losses and lower net interest income. Non-interest income was higher, mainly on an increase in income on bank-owned life insurance (BOLI) associated with deferred compensation plans, but associated deferred compensation expense accruals caused a corresponding increase in non-interest expense. The Company had an annualized return on average equity of 3.74% and a return on average assets of 0.46% for the third quarter of 2012. For the first nine months of 2012 the Company recognized net income of $6.087 million, just $152,000 lower than for the comparable period in 2011, with an annualized return on average equity of 4.73% and return on average assets of 0.59%.

Loan growth pushed total assets to over $1.4 billion at September 30, 2012, an increase of $88 million, or 7%, relative to year-end 2011. Notable balance sheet changes in the first nine months of 2012 include the following: Gross loan balances increased by $90 million, or 12%, due mainly to growth in mortgage warehouse lines that was partially offset by a decline in nonperforming loans and real estate loan runoff; investment securities and fed funds sold increased by $8 million, or 2%; cash and due from banks declined by $18 million, or 28%; core non-maturity deposits grew $47 million, or 7%; customer time deposits show an increase of $12 million, or 4%; and junior subordinated debentures remained the same, but other non-deposit borrowings increased by $21 million, or 61%. The Company’s allowance for loan and lease losses was 1.51% of total loans at September 30, 2012, a drop from the 2.28% ratio at the end of 2011 due to a lower allowance combined with significant growth in total loans.

“The third quarter of 2012 reflects our continued efforts to push problem assets toward resolution, as announced in our first quarter earnings release and as evidenced, in part, by a significant level of charge-offs against specific reserves established for losses on nonperforming loans,” observed James C. Holly, President and CEO. “A sizeable loan loss provision for the quarter contributed to a shortfall in net income relative to our internal target, but other credit-related costs were lower than expected, our core operating performance is relatively strong, loan growth has been robust, nonperforming assets continue to trend down, and growth in core deposits has exceeded expectations thus far in 2012,” Holly explained further. “Other notable events for the third quarter include the relocation of our Clovis branch to a larger office in a better location, and the completion of the final phase of our system-wide installation of new ATM’s with upgraded functionality,” he added. Mr. Holly reiterated the same cautionary note offered last quarter, namely that the Bank’s loan growth this year has been concentrated in a component of commercial loans known as mortgage warehouse lines, and growth in those balances is highly dependent on refinancing activity. Moreover, the Bank could continue to experience a relatively high provision for loan losses and elevated charge-off levels as it continues to work on reducing impaired assets. On a more positive note, he added that focused efforts in agricultural and small business lending could have a positive impact on loan growth going forward.

Sierra Bancorp Financial Results

October 22, 2012

Financial Highlights

Net interest income fell by $418,000, or 3%, for the third quarter of 2012 relative to the third quarter of 2011, and dropped by $1.855 million, or 5%, for the first nine months of 2012 relative to the first nine months of 2011. The decline in the third quarter is the result of a 29 basis point drop in the Company’s net interest margin, partially offset by a $44 million increase in average interest-earning assets. For the comparative year-to-date periods, the reduced level of net interest income is due to a 35 basis point net interest margin decline partially offset by a $33 million increase in average interest-earning assets. For the year-to-date comparison, much of the increase in average interest-earning assets was due to the addition of investment securities. Negative factors impacting the Company’s net interest margin thus far in 2012 include a shift from average loan balances into lower-yielding investment balances (although that shift began to reverse in the third quarter), and lower loan yields resulting from increased competition for quality loans. However, those negatives were partially offset by a reduced reliance on interest-bearing liabilities resulting from increases in the average balances of non-interest bearing demand deposits and equity, a shift in average interest-bearing deposit balances from higher-cost time deposits into lower-cost non-maturity deposits, and a drop in certain deposit rates due to a general lack of competitive pressures. Also impacting the variances in the Company’s net interest margin were interest reversals on loans placed on non-accrual, and interest recoveries resulting from the favorable resolution of loans that were removed from non-accrual status. Interest reversals and recoveries netted to an immaterial amount in the third quarter of 2012, whereas the Company had net interest reversals of $215,000 in the third quarter of 2011. For the first nine months, the Company had net interest recoveries of $146,000 in 2012 relative to net interest reversals of $145,000 in 2011.

The Company’s loan loss provision was increased by $1.700 million, or 57%, in the third quarter of 2012 relative to the third quarter of 2011, and reflects an increase of $1.010 million, or 11%, for the first nine months of 2012 relative to the first nine months of 2011. During 2012, the provision has been utilized primarily to provide specific reserves for certain impaired loans.

Total non-interest income was up by $527,000, or 16%, for the comparative quarters, and by $1.803 million, or 17%, for the comparative year-to-date periods. Deposit service charge income had a small effect on those variances, increasing by $87,000 for the quarter and $89,000 for the year-to-date period. The impact from service charge income would have been greater, but fees that were instituted in the fourth quarter of 2011 for higher risk deposit accounts were largely offset by lower returned item and overdraft charges. There was also a small increase in loan sale and servicing income in 2012 resulting from an increase in mortgage loans originated and subsequently sold. In addition, the Company realized investment gains of $90,000 in the third quarter and $161,000 for the year-to-date period in 2012, due to the successful third-quarter sale of a few municipal bonds that were below our desired ratings and the first-quarter “clean-up” sale of a large number of odd-lot mortgage-backed securities.

The largest impact on non-interest income came in the “other non-interest income” category, which increased by $346,000, or 39%, for the third quarter of 2012 relative to the third quarter of 2011, and by $1.508 million, or 48%, for the comparative year-to-date periods. The following constitute the most significant changes in that category: Costs associated with low-income housing tax credit investments and other limited partnership investments, which are accounted for as a reduction in income, were $85,000 higher in the third quarter but $396,000 lower for the year-to-date period due mainly to accrual adjustments; debit card interchange income increased by $47,000 for the quarter and $186,000 for the first nine months in 2012; we had a net loss of $555,000 on the sale of OREO in the third quarter of 2012 relative to a net loss of $274,000 in the third quarter of 2011, and a net loss of $579,000 on the sale of OREO for the first nine months of 2012 relative to a net loss of $569,000 for the first nine months of 2011; we recorded non-recurring income of $87,000 subsequent to the receipt of life insurance proceeds in the third quarter of 2012; and, income on bank-owned life insurance (BOLI) was $584,000 higher for the quarterly comparison and $687,000 higher for the year-to-date comparison. The fluctuation in BOLI income was due mainly to a net gain on BOLI associated with deferred compensation plans totaling $126,000 in the third quarter of 2012 relative to a loss of $439,000 in the third quarter of 2011, and a net gain on deferred compensation BOLI totaling $321,000 for the first nine months of 2012 relative to a loss of $306,000 for the first nine months of 2011.

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Sierra Bancorp Financial Results

October 22, 2012

Total non-interest expense increased by $443,000, or 4%, in the third quarter of 2012 relative to the third quarter of 2011, but dropped by $190,000, or 1%, for the comparative year-to-date periods. The largest component of non-interest expense, salaries and benefits, increased by $429,000, or 9%, for the comparative quarters, and by $95,000, or 1%, for the first nine months of 2012 in comparison to the first nine months of 2011. Salaries and benefits were affected primarily by increases in deferred compensation expense totaling $376,000 for the quarter and $293,000 for the year-to-date period (related to the increase in BOLI income discussed above). Occupancy expense reflects declines of $118,000, or 7%, for the third quarter of 2012 and $266,000, or 5%, for the first nine months of 2012, due in part to lower costs resulting from the purchase of our headquarters office building in the fourth quarter of 2011.

Other non-interest expenses increased by $132,000, or 3%, for the quarterly comparison but fell by $19,000 for the comparative year-to-date periods. Within that category, the largest single difference came from increases in directors deferred compensation expense totaling $373,000 for the quarter and $338,000 for the year-to-date period (related to the increase in BOLI income discussed above). Also having an unfavorable impact on other non-interest expenses thus far in 2012 are higher debit card losses and in increase in telecommunications costs. Certain other non-interest expenses increased for the comparative year-to-date periods, as well, due in part to $181,000 in non-recurring vendor credits for prior-year overcharges which were received in the first quarter of 2011. The following variances had a favorable impact on other non-interest expenses for the comparative periods: Lower marketing costs (largely due to the timing of payments), lower OREO expenses (including write-downs and OREO operating expense), lower legal costs associated with loan collections, and a $75,000 non-recurring expense offset in the third quarter of 2012, in conjunction with the renewal of our contract for processing debit card point-of-sale transactions. Regulatory costs were lower for the year-to-date comparison, but higher for the quarter due to accrual adjustments made in the third quarter of 2011.

The Company had a tax benefit of $321,000 in the third quarter of 2012, which reduced the year-to-date tax provision to just $54,000, or slightly less than 1% of pre-tax income. In comparison, the Company’s provision for income taxes was 25% of pre-tax income in the third quarter of 2011 and 11% of pre-tax income for the first nine months of 2011. The lower tax provisioning rate for 2012 is primarily the result of lower taxable income relative to the Company’s available tax credits, and the third quarter of 2012 was impacted further by a sizeable increase in tax-exempt BOLI income. Tax credits include those related to investments in low-income housing tax credit funds, as well as hiring tax credits.

Balance sheet changes during the nine months ended September 30, 2012 include an increase in total assets of $88 million, or 7%, due primarily to growth in loans. The $90 million in loan growth generated during the period was funded in part by growth in core non-maturity deposits, which were up $47 million for the first nine months of 2012, and Federal Home Loan Bank borrowings, which increased by $21 million during the same time frame. Growth of $8 million in investment securities was more than offset by an $18 million decline in cash and balances due from banks.

As noted, gross loan and lease balances increased by $90 million, or 12%, during the first nine months of 2012. Commercial loans grew by $130 million, or 122%, and agricultural production loans increased by $4 million, or 23%. Mortgage warehouse lines produced $126 million of the growth in commercial loans, with net growth of about $4 million in other commercial loan categories. Real estate secured balances declined by $38 million during the first nine months of 2012, although about $23 million of the decrease was in nonperforming real estate loans. Consumer loans were down $6 million, or 16%. Total nonperforming loans fell by $27 million, or 49%, during the first nine months of 2012, although foreclosed assets increased by over $4 million, or 29%. With the net $23 million decline in total nonperforming assets and increase in loan balances, the Company’s ratio of nonperforming assets to loans plus foreclosed assets fell to 5.62% at September 30, 2012 from 9.25% at December 31, 2011. All of the Company’s impaired loans and other assets are periodically reviewed, and are either well-reserved based on current loss expectations or are carried at the fair value of the underlying collateral, net of expected disposition costs. In addition to nonperforming assets, the Company had $37 million in loans classified as restructured troubled debt (TDR’s) that were included with performing loans as of September 30, 2012.

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Sierra Bancorp Financial Results

October 22, 2012

The Company’s allowance for loan and lease losses was $12.8 million as of September 30, 2012, a decline of over $4 million, or 26%, relative to year-end 2011 due to a relatively high level of loan charge-offs during the intervening period. Net loans charged off against the allowance totaled $5.757 million in the third quarter of 2012, an increase of 79% in comparison to net charge-offs of $3.219 million in the third quarter of 2011, while net charge-offs were $15.087 million in the first nine months of 2012 relative to net charge-offs of $10.246 million in the first nine months of 2011. Loan charge-offs have remained at relatively high levels in 2012 due in large part to the write-down of certain impaired collateral-dependent loan balances against previously established specific reserves. Because of the decline in the overall allowance and the increase in total loans, the allowance fell to 1.51% of total loans at September 30, 2012 from 2.28% at December 31, 2011. Management’s detailed analysis indicates that the change in the allowance for loan and lease losses in 2012 is consistent with trends in classified loans, and that Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2012. However, no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Total deposits increased by $60 million, or 5%, during the first nine months of 2012. Non-maturity deposits were up $47 million, or 7%, due in part to aggressive deposit acquisition programs and an intensified focus on business relationships, and included in that increase were increases of $23 million, or 8%, in non-interest bearing demand deposits, $8 million, or 3%, in interest-bearing transaction accounts, and $21 million, or 23%, in savings deposits. The only non-maturity deposit category that shows a decline is money market deposits, which were down $4 million, or 5%, for the first nine months of 2012. Customer time deposits increased by $12 million, or 4%. Other interest-bearing liabilities increased by $21 million, or 61%, due mainly to an increase in overnight borrowings from the Federal Home Loan Bank that was partially offset by the maturity of $10 million in term FHLB advances.

Total capital increased by close to $6 million, or 4%, during the first nine months of 2012, to $174 million at September 30, 2012. However, risk-based capital ratios declined as capital was leveraged for organic loan growth. At September 30, 2012, the Company’s Total Risk-Based Capital Ratio was 19.96%, its Tier One Risk-Based Capital Ratio was 18.70%, and its Tier One Leverage Ratio was 13.50%.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 35th year of operations and is the largest independent bank headquartered in the South San Joaquin Valley. The Company has over 400 employees and conducts business through 25 branch offices, an online branch, an agricultural credit center, and an SBA center.

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Sierra Bancorp Financial Results

October 22, 2012

The statements contained in this release that are not historical facts are forward-looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers' service expectations, the Company's ability to successfully deploy new technology, the success of branch expansion, changes in interest rates, loan portfolio performance, the Company’s ability to secure buyers for foreclosed properties, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10-K and Form 10-Q.

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Sierra Bancorp Financial Results

October 22, 2012

CONSOLIDATED INCOME STATEMENT	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2012	9/30/2011	% Change	9/30/2012	9/30/2011	% Change
Interest Income	$14,192	$14,939	-5.0%	$41,513	$44,310	-6.3%
Interest Expense	1,063	1,392	-23.6%	3,348	4,290	-22.0%
Net Interest Income	13,129	13,547	-3.1%	38,165	40,020	-4.6%

Provision for Loan & Lease Losses	4,700	3,000	56.7%	10,610	9,600	10.5%
Net Int after Provision	8,429	10,547	-20.1%	27,555	30,420	-9.4%

Service Charges	2,525	2,439	3.5%	7,229	7,140	1.2%
Loan Sale & Servicing Income	49	44	11.4%	149	104	43.3%
Other Non-Interest Income	1,232	886	39.1%	4,682	3,174	47.5%
Gain (Loss) on Investments	90	-	100.0%	161	-	100.0%
Total Non-Interest Income	3,896	3,369	15.6%	12,221	10,418	17.3%

Salaries & Benefits	5,278	4,849	8.8%	15,855	15,760	0.6%
Occupancy Expense	1,669	1,787	-6.6%	4,721	4,987	-5.3%
Other Non-Interest Expenses	4,064	3,932	3.4%	13,059	13,078	-0.1%
Total Non-Interest Expense	11,011	10,568	4.2%	33,635	33,825	-0.6%

Income Before Taxes	1,314	3,348	-60.8%	6,141	7,013	-12.4%
Provision for Income Taxes	(321)	822	-139.1%	54	774	-93.0%
Net Income	$1,635	$2,526	-35.3%	$6,087	$6,239	-2.4%

Tax Data
Tax-Exempt Muni Income	$700	$716	-2.2%	$2,052	$2,153	-4.7%
Tax-Exempt BOLI Income	$392	$(197)	-299.0%	$1,135	$433	162.1%
Interest Income - Fully Tax Equiv	$14,553	$15,308	-4.9%	$42,570	$45,419	-6.3%

Net Charge-Offs (Recoveries)	$5,757	$3,219	78.8%	$15,087	$10,246	47.2%

PER SHARE DATA	3-Month Period Ended:			9-Month Period Ended:
(unaudited)	9/30/2012	9/30/2011	% Change	9/30/2012	9/30/2011	% Change
Basic Earnings per Share	$0.12	$0.18	-33.3%	$0.43	$0.45	-4.4%
Diluted Earnings per Share	$0.12	$0.18	-33.3%	$0.43	$0.44	-2.3%
Common Dividends	$0.06	$0.06	0.0%	$0.18	$0.18	0.0%

Wtd. Avg. Shares Outstanding	14,103,543	14,051,614		14,102,880	14,015,583
Wtd. Avg. Diluted Shares	14,138,682	14,097,368		14,114,962	14,081,936

Book Value per Basic Share (EOP)	$12.37	$11.97	3.3%	$12.37	$11.97	3.3%
Tangible Book Value per Share (EOP)	$11.98	$11.58	3.5%	$11.98	$11.58	3.5%

Common Shares Outstanding (EOP)	14,103,849	14,062,259		14,103,849	14,062,259

KEY FINANCIAL RATIOS	3-Month Period Ended:		9-Month Period Ended:
(unaudited)	9/30/2012	9/30/2011	9/30/2012	9/30/2011
Return on Average Equity	3.74%	6.00%	4.73%	5.09%
Return on Average Assets	0.46%	0.74%	0.59%	0.63%
Net Interest Margin (Tax-Equiv.)	4.27%	4.56%	4.29%	4.64%
Efficiency Ratio (Tax-Equiv.)	61.45%	60.54%	64.20%	64.61%
Net C/O's to Avg Loans (not annualized)	0.71%	0.42%	1.95%	1.33%

AVERAGE BALANCES	3-Month Period Ended:			9-Month Period Ended:
(in $000's, unaudited)	9/30/2012	9/30/2011	% Change	9/30/2012	9/30/2011	% Change
Average Assets	$1,405,624	$1,351,361	4.0%	$1,369,255	$1,328,227	3.1%
Average Interest-Earning Assets	$1,256,160	$1,211,897	3.7%	$1,220,806	$1,187,511	2.8%
Avg Loans & Leases (net of def fees)	$813,962	$759,512	7.2%	$775,395	$772,979	0.3%
Average Deposits	$1,149,666	$1,115,966	3.0%	$1,124,642	$1,098,457	2.4%
Average Equity	$174,064	$167,165	4.1%	$172,059	$163,805	5.0%

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Sierra Bancorp Financial Results

October 22, 2012

STATEMENT OF CONDITION	End of Period:
(in $000's, unaudited)	9/30/2012	12/31/2011	9/30/2011	Annual Chg
ASSETS
Cash and Due from Banks	$45,095	$63,036	$58,305	-22.7%
Securities and Fed Funds Sold	414,635	406,471	429,828	-3.5%
Loans Held for Sale	618	1,354	855	-27.7%

Agricultural Loans	20,969	17,078	16,122	30.1%
Comm'l & Industrial Loans & Leases	235,897	106,151	100,378	135.0%
Real Estate Loans	539,565	577,232	582,437	-7.4%
SBA Loans	20,228	21,006	20,141	0.4%
Consumer Loans	30,471	36,124	38,706	-21.3%
Gross Loans & Leases	847,130	757,591	757,784	11.8%
Deferred Loan Fees	926	621	403	129.8%
Loans & Leases Net of Deferred Fees	848,056	758,212	758,187	11.9%
Allowance for Loan & Lease Losses	(12,806)	(17,283)	(20,492)	-37.5%
Net Loans & Leases	835,250	740,929	737,695	13.2%

Bank Premises & Equipment	22,218	20,721	19,455	14.2%
Other Assets	105,486	102,894	105,104	0.4%
Total Assets	$1,423,302	$1,335,405	$1,351,242	5.3%

LIABILITIES & CAPITAL
Non-Interest Demand Deposits	$323,184	$300,045	$286,474	12.8%
Int-Bearing Transaction Accounts	263,572	255,932	258,213	2.1%
Savings Deposits	112,025	91,376	91,339	22.6%
Money Market Deposits	72,266	76,396	78,180	-7.6%
Customer Time Deposits	359,806	347,519	364,413	-1.3%
Wholesale Brokered Deposits	15,000	15,000	15,000	0.0%
Total Deposits	1,145,853	1,086,268	1,093,619	4.8%

Junior Subordinated Debentures	30,928	30,928	30,928	0.0%
Other Interest-Bearing Liabilities	56,534	35,157	44,633	26.7%
Total Deposits & Int.-Bearing Liab.	1,233,315	1,152,353	1,169,180	5.5%

Other Liabilities	15,514	14,488	13,737	12.9%
Total Capital	174,473	168,564	168,325	3.7%
Total Liabilities & Capital	$1,423,302	$1,335,405	$1,351,242	5.3%

CREDIT QUALITY DATA	End of Period:
(in $000's, unaudited)	9/30/2012	12/31/2011	9/30/2011	Annual Chg
Non-Accruing Loans	$28,854	$56,110	$48,544	-40.6%
Foreclosed Assets	19,835	15,364	18,185	9.1%
Total Non-Performing Assets	$48,689	$71,474	$66,729	-27.0%

Performing TDR's (not incl. in NPA's)	$36,888	$36,058	$34,426	7.2%

Non-Perf Loans to Total Loans	3.41%	7.41%	6.40%
NPA's to Loans plus Foreclosed Assets	5.62%	9.25%	8.59%
Allowance for Ln Losses to Loans	1.51%	2.28%	2.70%

OTHER PERIOD-END STATISTICS	End of Period:
(unaudited)	9/30/2012	12/31/2011	9/30/2011
Shareholders Equity / Total Assets	12.3%	12.6%	12.5%
Loans / Deposits	73.9%	69.7%	69.3%
Non-Int. Bearing Dep. / Total Dep.	28.2%	27.6%	26.2%

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